Exhibit 99

Marriott International, Inc.	Marriott Drive
Corporate Headquarters	Washington, D.C. 20058

NEWS

CONTACT:	Charlotte Sterling
(301) 380-7406
charlotte.sterling@marriott.com

JOHN W. MARRIOTT III TO HEAD PRIVATE INVESTMENT FUND; APPOINTED VICE CHAIRMAN OF MARRIOTT INTERNATIONAL’S BOARD OF DIRECTORS

WASHINGTON, D.C. – October 21, 2005 – John W. Marriott III, executive vice president - lodging of Marriott International, Inc. (NYSE:MAR) announced today that he will leave the company in January 2006 to serve as chief executive officer of J.W.M. Family Enterprises, L.P., a private partnership. Mr. Marriott also has accepted the position of vice chairman of Marriott International’s Board of Directors.

Mr. Marriott said he will focus on aggressively growing J.W.M. Family Enterprises, which he launched 12 years ago. The fund now has more than $600 million in assets.

Mr. Marriott joined Marriott International in 1976 and has served in a number of positions in the company. Named in 2004 as one of “The Most Influential Executives” by Business Travel News, Mr. Marriott is credited with the revitalization of Marriott’s worldwide portfolio of 14 lodging brands.

J.W. Marriott, Jr., chairman and chief executive officer of Marriott International, said, “John is an entrepreneur. His great talents have added tremendous value to Marriott International over the past 30 years. We look forward to his continued contribution to our company.”

J.W.M. Family Enterprises, L.P. currently owns 10 hotels, operated and managed under Marriott International’s brands. The partnership recently purchased a 351-room hotel in Palm Beach, Fla., and a 405-room hotel in Columbus, Ohio, and plans to invest in other hotels to be managed and branded by Marriott.

Exhibit 99

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company with more than 2,700 lodging properties in the United States and 65 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, Renaissance, Bulgari, The Ritz-Carlton, Courtyard, Residence Inn, SpringHill Suites, TownePlace Suites, and Fairfield Inn brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club International, The Ritz-Carlton Club, Grand Residences by Marriott, and Horizons brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; operates conference centers; and manages golf courses. The company is headquartered in metropolitan Washington, D.C. It is ranked as the lodging industry’s most admired company and one of the best places to work for by Fortune® magazine. In fiscal year 2004, Marriott International reported sales from continuing operations of $10 billion, and the company had approximately 133,000 employees at year-end 2004. For more information or reservations, please visit our web site at www.marriott.com.

Exhibit 99